Exhibit 10.6

September 22, 2015

Mr. Vin Costello

Via email to: [email address redacted]

Dear Vin:

We are pleased to offer you the position of Chief Sales Officer with Numerex reporting to Marc Zionts, Chief Executive Officer.

We are eager to get you on board and would like you to formally accept this offer by Monday, September 28th and start work at Numerex on or before Monday, October 12th. If you plan on accepting this offer, please contact me to confirm your start date.

Shortly after you begin working, Marc will establish specific short and longer-term goals with you. Aside from your specific job requirements, you will be expected to contribute to our overall business and cultural growth by, among other things, helping colleagues achieve their goals and contributing to the development of company-wide intellectual capital.

We have developed a competitive compensation package commensurate with your extensive experience and abilities.

Base Pay

You will earn base pay at an annualized pre-tax rate of $275,000 payable twice a month.

Sales Incentive Bonus

You will be eligible for a quarterly sales bonus targeted at 100% of your quarterly base pay with the target being achieved if company-wide, solutions-related, revenue achieves budgeted levels. The incentive will vary according to the following schedule:

Company-wide, Solutions- related revenue against quarterly budgeted target.	Bonus as a % of Quarterly Base Pay *

Below 50% of target	0%

50-75% of target	25%

75.1-90% of target	50%

90.1%-97.5% of target	75%

97.6-100% of target	100%

100.1-119.9% of target	120%

120-130% of target	150%

130.1-149.9% of target	175%

150% of target or more	200%

*Amounts are not prorated; thresholds must be achieved.

3330 Cumberland Boulevard, Suite 700 Atlanta, GA 30339 770.693.5950 ww.numerex.com

Mr. Vin Costello

September 22, 2015

Non-Recoverable Draw

You will be provided with a non-recoverable draw of 50% of the targeted quarterly commission for Q4-2015 and Q1-2016. If actual payout exceeds 50%, you will be the actual amount instead. If you depart Numerex in 12 months or less by your own choice, the 50% draw will be recoverable (clawback) by the company.

Equity

Upon your hire, management will recommend to the Compensation Committee of the Board of Directors that you be granted 56,000 stock options and 23,000 Restricted Share Units under Numerex’s current standard vesting terms: 25%/year for four years. Vesting is accelerated upon the occurrence of a Change-in-Control. At $9/share, this equity has an approximate present value of 150% of your base pay.

In addition, you will be eligible for annual equity grants with a targeted present value equal to 50% of your base pay. These grants are usually made on or around our annual shareholder’s meeting held in the spring.

No Equity is granted until approved by the Compensation Committee.

Associate Benefits

You will be entitled to the benefits generally provided to Numerex associates. Numerex currently offers medical, dental, vision, 401(k), paid-time-off and life insurance plans.

The 401(k) plan includes a company match of 50% of your pre-tax deferrals up to 6% of semi-monthly compensation (i.e., a 3% match) subject to Internal Revenue Code limitations on contributions. Under the paid-time-off plan, you will accrue 15 days of vacation per year, have two elective holidays which can be taken at any time, and be able to take up to seven paid days off in the event of illness. This is in addition to the standard Company-wide holidays (e.g., Thanksgiving, Christmas).

SEVERANCE AND CHANGE IN CONTROL

Management will recommend to the Compensation Committee that Numerex enter into a severance and change in control agreement with you with the following key terms:

•	Six months of base pay in the event you are terminated by Numerex or any successor organization without Cause or resign for Good Reason.

•	All outstanding equity grants will be vested in the event of a change-in-control.

SIGNING BONUS

You will receive a $60,000 bonus as part of our normal payroll processing schedule after your start date.

Mr. Vin Costello

September 22, 2015

If you voluntarily terminate your employment, or are terminated for cause, within 18 months of your start date, you will be required to reimburse Numerex a pro-rated amount of this signing bonus.

COMPANY POLICIES AND EMPLOYMENT REQUIREMENTS

By accepting employment with Numerex, we expect that you will maintain all information about its operations, customers, and associates as confidential and, in the event that you leave Numerex, refrain from competition with the firm.

As a condition of your employment, you are required to sign the attached Business Protection Agreement. Employment is further contingent upon demonstrating you have the legal right to work in the United States without sponsorship by Numerex, passing a drug test, and a satisfactory background and reference check. The background check may include a review of your credit history.

If you accept this offer, please email a signed copy of this offer letter and Business Protection Agreement to me at [email address redacted].

After we receive the signed offer letter and Business Protection Agreement, you will receive an email from [vendor name redacted] the company Numerex uses to conduct the background check and drug test, with information about completing them.

Unless formally accepted beforehand, this offer will expire at the close of business on Monday, October 5th, 2015.

This letter covers all the principal aspects of our offer and does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. At either your option or the Company's option, your employment may be terminated at any time, with or without cause or notice.

Vin, we are excited about the prospect of you joining Numerex and helping us continue our growth; your experience, track record of success and integrity is a wonderful fit with our culture.

Please feel free to contact me or Marc if you have any questions or would like to discuss any aspect of this offer.

Sincerely,

/s/ John Markson

John Markson

VP, Human Resources

Accepted:

SIGNATURE:	DATE:

/s/ Vin Constello	September 25, 2015
Mr. Vin Costello

Cc: Marc Zionts

[Standard Business Protection Agreement redacted]